Exhibit 10.48

SECOND AMENDMENT

TO

WHOLESALE PRODUCT PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO WHOLESALE PRODUCT PURCHASE AGREEMENT (this “Amendment”) is made this 1st day of February, 2019, by and between Priority Healthcare Distribution, Inc., doing business as CuraScript SD Specialty Distribution, a Florida corporation having offices at 255 Technology Park, Lake Mary, Florida 32746, (“Distributor”), and United Therapeutics Corporation (“UT”), a Delaware corporation having offices at 1040 Spring Street, Silver Spring, Maryland. Distributor and UT are each referred to in this Agreement as a “Party,” collectively, the “Parties.”

WHEREAS, the Parties entered into that certain Wholesale Product Purchase Agreement (as amended, the “Agreement”), dated as of January 1, 2018 (the “Effective Date”); and

WHEREAS, Distributor distributes Products to its customers including Accredo Health Group Inc. (“Accredo”), a specialty pharmacy; and

WHEREAS, UT issues certain chargeback payments to Accredo for Products, and wishes to engage Distributor to administer those payments.

WHEREAS, the Parties desire to amend the Agreement as provided herein, with effect from the Effective Date

NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      Wherever the term “Price” is used throughout the Agreement, the defined term “Product Price” is hereby substituted therefor.

2.                                      Section 2.4, Chargebacks, is hereby deleted and replaced with the following Section 2.4:

2.4                               (A) CHARGEBACKS. Subject to UT’s reimbursement of the Chargebacks (as described below) Distributor shall provide wholesale distribution to certain entities eligible for discounted government pricing (e.g., FSS, VA, PHS (340B)) (“Discounted Entity”) as described herein. The discounted government pricing is less than the price at which Distributor purchases UT Product (i.e., less than the Product Price set forth in Exhibit A). Distributor shall create an account for each Discounted Entity purchasing UT Product from Distributor. As part of this process, Distributor shall use Commercially Reasonable Efforts to identify whether the proposed Discounted Entity is eligible for discounted government pricing through direct documentation from the proposed Discounted Entity or through review of data on the HRSA eligibility website or other database resource. UT agrees that all HRSA active entity codes are eligible for discounted government pricing. As an order for UT Product is received from the Discounted Entity, Distributor shall sell UT Product to the Discounted Entity at the discounted government price. At least five (5) business days prior to the effective date of any original contract, or update to any existing contract, UT will provide Distributor, via email, all original contract pricing and/or membership information, and any contract notifications or updates to ContractAdmin@CuraScript.com. The difference between the discounted government price and the Product Price as of the Discounted Entity’s invoice date for the UT Product is referred to as the “Chargeback.” The Chargeback shall be paid by UT to Distributor by check. When submitting a Chargeback request to UT, Distributor shall send Distributor’s chargeback template via systematic email to UTtrade@unither.com and shall include the information in an Excel format as set forth below. Chargeback request(s) shall be submitted to UT by the tenth (10th) day of each month for all activity in the previous calendar month. UT shall process Chargeback credits due to Distributor within thirty (30) days of receipt of the Chargeback submission. UT shall send Distributor any information or updates regarding Chargeback requests to ChargebackAdmin@CuraScript.com. UT will provide, at the time of payment, a reconciliation report for disputed Chargeback items.

Manual Chargeback Report

Distributor may resubmit disputed Chargebacks for reconsideration within (60) days from the date the reconciliation report is received. In the event that new information surfaces that causes corrections or adjustments to prior sales, Distributor may reopen and resubmit chargeback claims within eighteen (18) months of the original sale date or as otherwise may be required in a government contract. Distributor shall not set off Chargebacks owed by UT against any amounts owed by Distributor to UT. Upon termination of this Agreement, if there are any unapplied credits for a Chargeback, UT shall issue a check in the amount thereof to Distributor. Chargebacks paid hereunder constitute reimbursement to Distributor for debits incurred in administering UT discounts to Discounted Entities, and are not, and should not be construed as, remuneration intended to induce Distributor to purchase, order, lease, or recommend any UT product.

(b) CHARGEBACK PAYMENTS FOR ACCREDO. Accredo also sells UT Product purchased from Distributor to Discounted Entities, and wishes to submit Chargebacks to UT for payment through Distributor. Distributor shall invoice UT for certain Chargeback payments due to Accredo (“Accredo Payments”) per the process detailed below. All invoices and reports received by Distributor will not include any PHI.

(i)                                     Accredo shall provide a detailed report of Accredo Payments due from UT to Distributor on a monthly basis.

(ii)                                  Distributor shall invoice UT for Accredo Payments on a monthly basis, within thirty (30) days of the end of each calendar month. Distributor will include the detailed report along with the invoice.

(iii)                               UT shall process Chargeback payments to Distributor within thirty (30) days of receipt of the Chargeback submission.

(iv)                              Upon payment from UT, Distributor shall issue payment to Accredo.

(v)                                 UT agrees to resubmit disputed Chargebacks directly to Accredo for reconsideration. Distributor shall not have responsibility for disputed payments, and UT shall not be required to pay Distributor for Chargebacks it is disputing with Accredo. Reconciliation will occur as part of the following month’s payment.

3.                                      The language below is added to Exhibit B, section III:

Accredo Payments	$100/Invoice Issued by Distributor to UT	In consideration of Distributor invoicing, processing, and administering the Accredo Payments.

4.                                      Except as amended and supplemented hereby, all of the terms and conditions of the Agreement shall remain and continue in full force and effect and apply hereto.

IN WITNESS WHEREOF, each of the undersigned, duly authorized, has executed this Amendment, effective as of the Effective Date.

PRIORITY HEALTHCARE DISTRIBUTION, INC.		UNITED THERAPEUTICS CORPORATION

By:	/s/ William Shirey	By:	/s/ Kevin Gray

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Name:	William Shirey	Name:	Kevin Gray

Title:	Vice President	Title:	Senior Vice President, Strategic Operations

Date:	02/01/19	Date:	2/14/2019